EXHIBIT 23

The Board of Directors and Stockholders
Rally's Hamburgers, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-33367, 33-39419, 33-62792 and 33-66978) on Form S-8 of Rally's
Hamburgers, Inc. of our report dated February 26, 1999, relating to the consolidated balance sheet of Rally's Hamburgers, Inc. and subsidiaries as of December 28, 1998, and the related consolidated statement of operations and comprehensive income, shareholders' equity, and cash flows for the year ended December 28, 1998, which report appears in the December 28, 1998, annual report on Form 10-K/A of Rally's Hamburgers, Inc.

                                                          /s/ KPMG LLP

Tampa, Florida
May 28, 1999